EXHIBIT 21.1         SUBSIDIARIES

Subsidiary Name                           State of Incorporation

Sonotron Medical Systems, Inc.            Delaware
Pegasus Laboratories, Inc.                New Jersey
AA Northvale Medical Associates, Inc.     New Jersey